CORINTHIAN COLLEGES NAMES KENNETH S. ORD
CHIEF FINANCIAL OFFICER

SANTA ANA, Calif., Feb. 10, 2005 — Corinthian Colleges Inc. (COCO) today announced the appointment of Kenneth S. Ord as executive vice president and chief financial officer. He succeeds Dennis N. Beal who retired as chief financial officer in November 2004, and Robert Owen, the Company’s controller, who has been acting chief financial officer pending the appointment of a permanent replacement for Mr. Beal.

Ord, 58, has more than 30 years of financial experience with public and multi-national corporations. He most recently served as executive vice president and chief financial officer of Alliance Imaging, Inc. (AIQ). During his tenure with the nationwide diagnostic services firm, Alliance quadrupled in size, primarily through acquisition, and completed an initial public offering. Previously, Ord served as senior vice president and chief financial officer for FHP International Corporation, which at the time was a $4.5 billion publicly traded managed healthcare organization with operations in 11 states and Guam. After FHP was sold to PacifiCare Health Systems in 1997, he was executive vice president and chief financial officer of Talbert Medical Management, a physician practice management company sold to MedPartners that same year. Earlier in his career, Ord spent 12 years with Kelly Services in successively responsible financial roles, including treasurer, controller and vice president of finance. He began his career at Ford Motor Company, serving nine years on the finance staff in roles ranging from overseas financing to profit analysis and financial controls.

“We are delighted to put Ken Ord’s impressive experience with growth-oriented public companies to work for Corinthian,” said Jack D. Massimino, president and chief executive officer. “Having worked closely with Ken in the past, I understand the talent, depth of experience and drive he brings to this position. During his career, he has been actively involved in all aspects of corporate financial management, from strategy and planning to controls and compliance. His skills will be essential to Corinthian’s continued growth and success.”

Massimino added: “I also want to thank Robert Owen, who has ably served as interim chief financial officer for the past few months. We appreciate the professionalism and flexibility he has demonstrated to help assure a smooth transition.”

Ord is a Magna Cum Laude graduate of Brigham Young University, having earned a B.A. degree in economics, as well as an M.B.A.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 93 colleges in 24 states in the U.S. and 45 colleges (including 10 colleges scheduled for closure in fiscal 2005) and 14 corporate training centers in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or to advance in their chosen career. Corinthian offers diploma programs and master’s, bachelor’s and associate’s degrees in a variety of fields, concentrating on careers in health care, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward- looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements, including the quote from Jack D. Massimino, be subject to the “safe-harbor” provisions of that Act. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including possible changes in student perception; potential changes in the demand for curricula offered by the company; possible changes in the effectiveness of the company’s advertising and promotional efforts; general changes in the economic climate in the U.S and Canada; potential increased competition; variability in the effectiveness of the company’s regulatory compliance efforts; potential delays, difficulties or additional expenses in opening planned branch campuses; and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Investors, Anna Marie Dunlap, SVP Investor Relations